Exhibit 99.1

Sabra Health Care REIT, Inc. Announces Chief Investment Officer Transition

March 24, 2025

TUSTIN, Calif.--(BUSINESS WIRE)-- Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced that Talya Nevo-Hacohen, Sabra’s Chief Investment Officer, Treasurer and Executive Vice President, has decided to retire effective December 31, 2025 and Darrin Smith, Sabra’s Executive Vice President, Investments, is expected to be elevated to the role of Sabra’s Chief Investment Officer effective January 1, 2026. Ms. Nevo-Hacohen is expected to remain in a consulting role with Sabra pursuant to a two-year consulting arrangement.

Commenting on the CIO transition, Sabra’s Chief Executive Officer, President and Chair of the Board, Rick Matros, said, “Talya has been a critical part of our leadership team since our formation in 2010. Her dedication and exceptional contributions have been invaluable to Sabra’s success. She helped build, mentor and lead an incredible team of investment professionals. Thanks to her commitment and leadership, we are well positioned for her upcoming transition to Darrin as our new CIO. Darrin has over 30 years of real estate experience, and his extensive expertise and commitment make him an excellent fit. Darrin has been influential in enhancing the capabilities of our investment team in his five years with Sabra, and we anticipate a seamless transition. The Sabra team and Board look forward to seeing the innovative ideas and leadership he will bring to the table.”

Commenting on her retirement, Ms. Nevo-Hacohen said, “Building Sabra into a $6.5 billion enterprise with 399 investments from a newly formed REIT with 86 properties leased to a single tenant, has been an incredible journey. I am grateful for the opportunity that I have had to develop personally and professionally as the organization and portfolio have grown. And now, I am excited to pass the baton to Darrin and the rest of our talented and dedicated team and look forward to watching them innovate and drive the evolution of Sabra in the years to come.”

About Sabra

Sabra operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.

Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com